Exhibit (a)(4)

FORM OF LETTER OF TRANSMITTAL

KLA-TENCOR CORPORATION

LETTER OF TRANSMITTAL

RE: TENDER OF ELIGIBLE OPTION(S) PURSUANT TO THE OFFER TO AMEND OR REPLACE

DATED MAY 16, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON JUNE 14, 2007, UNLESS

THE OFFER IS EXTENDED.

Name:	Employee ID:

Address:

Important: Read the remainder of this Letter of Transmittal before completing and signing this page.

The chart below provides information regarding the grant date indicated for each Eligible Option in the applicable grant notice or option agreement, the exercise price per share currently in effect for that option, the actual grant date of that option, the fair market value per share of KLA-Tencor common stock on that date, the number of shares currently outstanding under the option and the portion of the option that qualifies as an Eligible Option.

Indicate your decision to tender your Eligible Option(s) identified below by checking the “Amend This Eligible Option” box. Only the portion of your option that is subject to Section 409A of the Internal Revenue Code will be amended. If you do not want to tender one or more of your Eligible Options for amendment, check the “Do Not Amend This Eligible Option” box for each option you choose not to tender. If you do not clearly mark the “Amend This Eligible Option” box with respect to an Eligible Option, your election with respect to that option will default to “Do Not Amend This Eligible Option.” In that event, such Eligible Option will not be amended, and you will not become entitled to any special cash bonus with respect to that Eligible Option. In addition, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (or state tax laws).

Indicated Grant Date	Current Exercise Price Per Share	Actual Grant Date	Fair Market Value Per Share on Actual Grant Date	Total Number of Shares Subject to Outstanding Option	Number of Shares Qualifying as an Eligible Option (1)	Amend This Eligible Option	Do Not Amend This Eligible Option
	$		$			☐	☐

(1)	Reflects the portion of the option potentially subject to taxation under IRC Section 409A.

Signature:
Date:

IMPORTANT: YOU MUST ALSO SIGN ON PAGE 3.

To: KLA-Tencor Corporation:

By checking the “Amend This Eligible Option” box in the table on the cover page of this Letter of Transmittal, I understand and agree to all of the following:

1. I hereby tender my Eligible Option(s) identified on the cover page of this Letter of Transmittal (the “Letter”) to KLA-Tencor Corporation, a Delaware corporation (“KLA-Tencor”), for amendment or replacement in accordance with the terms of the offer (the “Offer”) set forth in (1) the Offer to Amend or Replace dated May 16, 2007, of which I hereby acknowledge receipt, and (2) this Letter of Transmittal. Each tendered Eligible Option will be amended or replaced on June 14, 2007, or, if the Offer is extended, the first business day following the extended expiration date. The date on which the tendered Eligible Options are amended or replaced will constitute the “Amendment Date.” All other capitalized terms used in this Letter of Transmittal but not defined herein have the meaning assigned to them in the Offer to Amend or Replace document.

2. The Offer is currently set to expire at 11:59 p.m. Pacific Time on June 14, 2007 (the “Expiration Date”), unless KLA-Tencor, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

3. Except as otherwise provided in Paragraph 5 below, the exercise price of each of my tendered Eligible Option(s) will be amended on the Amendment Date to an exercise price per share equal to the lower of (i) the fair market value per share of KLA-Tencor common stock on the actual grant date of that option or (ii) the closing price per share of such common stock on the Amendment Date. The new exercise price will constitute the “Adjusted Exercise Price,” and each of my tendered Eligible Options with such Adjusted Exercise Price will be designated an “Amended Option.” Except for the Adjusted Exercise Price, the terms and provisions of each Amended Option will be the same as in effect for the corresponding Eligible Option immediately before the amendment.

4. I will become entitled to receive a cash bonus (the “Cash Bonus”) in an amount determined by multiplying (i) the number of shares of KLA-Tencor common stock subject to each Amended Option by (ii) the amount by which the Adjusted Exercise Price exceeds the current exercise price per share in effect for that Eligible Option. The Cash Bonus will be paid on the first regularly scheduled payroll date in January 2008, whether or not I continue in the employ of KLA-Tencor (or any subsidiary) through such date, but the payment will be subject to KLA-Tencor’s collection of all applicable withholding taxes.

5. Should an Eligible Option I tender for amendment have an exercise price per share at or above the closing price per share of the common stock on the Amendment Date, then that option will be canceled on such date and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share, vesting schedule and expiration date, but with a new grant date. A stock option agreement for the New Option will be delivered to me as soon as administratively practicable following the Amendment Date.

6. If I cease to be employed by KLA-Tencor or its subsidiaries after I tender my Eligible Option(s) but before KLA-Tencor accepts such option(s) for amendment or replacement, my Eligible Options will not be amended or replaced, and I will not be entitled to receive the Cash Bonus.

7. Until the Expiration Date, I will have the right to withdraw my tendered Eligible Option(s). However, after that date I will have no withdrawal rights, unless KLA-Tencor does not accept my tendered Eligible Option(s) before July 13, 2007, the 40th business day after commencement of the Offer. I may then withdraw my tendered Eligible Option(s) at any time prior to KLA-Tencor acceptance of such options for amendment or replacement pursuant to the Offer.

8. The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer and the instructions to this Letter of Transmittal will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by KLA-Tencor of my tendered Eligible Option(s) for amendment or replacement pursuant to the Offer will constitute a binding agreement between KLA-Tencor and me upon the terms and subject to the conditions of the Offer.

9. I am the registered holder of the Eligible Option(s) tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Letter of Transmittal are true and correct.

10. I am not required to tender my Eligible Option(s) pursuant to the Offer. However, if I do not tender such option(s), then I must take other action on my own with respect to such option(s) in order to bring such option(s) into compliance with Section 409A of the Internal Revenue Code (“Section 409A”) and thereby avoid the potentially adverse tax consequences of Section 409A. I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A (and applicable state tax laws) with respect to any Eligible Option that is not amended or replaced pursuant to the Offer.

11. KLA-Tencor cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

12. Under certain circumstances set forth in the Offer to Amend or Replace, KLA-Tencor may terminate or amend the Offer and postpone its acceptance of the tendered Eligible Options for amendment or replacement. Should the Eligible Option(s) tendered herewith not be accepted for amendment or replacement, such option(s) will be returned to me promptly following the expiration or termination of the Offer.

I understand that neither KLA-Tencor nor the KLA-Tencor Board is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for amendment or replacement, and that I must make my own decision whether to tender my Eligible Option(s), taking into account my own personal circumstances and preferences. I understand that the Amended Option(s) or New Option(s) resulting from the amendment or replacement of my tendered Eligible Option(s) may decline in value and may be “out of the money” when I decide to exercise such option(s). I further understand that past and current market prices of KLA-Tencor common stock may provide little or no basis for predicting what the market price of KLA-Tencor common stock will be when KLA-Tencor amends my tendered option(s) or at any other time in the future.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:             , 2007

Address (if different than on cover page)

____________________________________

____________________________________

____________________________________

Office Telephone: (            )

Email address:

Employee Identification Number (see cover page): _______________________________________________________________

Please read the instructions on pages 5 and 6 of this Letter of Transmittal and then complete, sign and date the table on the cover page and the signature block on page 3 and return the entire Letter of Transmittal (including the instructions) to KLA-Tencor Corporation, 160 Rio Robles, San Jose, California 95134, Attn: Tracy Laboy by mail, courier, hand delivery or facsimile ((408) 875-6677).

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS

OTHER THAN THE ADDRESS ABOVE OR TRANSMISSION VIA FACSIMILE

TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE

WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A properly completed and duly executed original of the entire Letter of Transmittal (including the instructions), or a facsimile thereof, must be received by KLA-Tencor, at its address or at its facsimile number set forth on the signature page of the Letter of Transmittal, by 11:59 p.m. Pacific Time on the Expiration Date.

The method by which you deliver the Letter of Transmittal is at your election and risk, and the delivery will be deemed made only when actually received by KLA-Tencor. If you elect to deliver your Letter of Transmittal by mail, KLA-Tencor recommends that you use certified mail with return receipt requested. If you elect to deliver your Letter of Transmittal by fax, KLA-Tencor recommends that you retain the fax transmittal receipt. You should in all events allow sufficient time to ensure timely delivery.

Tenders of Eligible Options made pursuant to the Offer may be withdrawn up to 11:59 p.m. Pacific Time on the Expiration Date. If the Offer is extended by KLA-Tencor beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if KLA-Tencor does not accept your tendered options by 11:59 p.m. Pacific Time on July 14, 2007, you may withdraw your tendered Eligible Options at any time thereafter until such options are accepted for amendment or replacement. To validly withdraw your tendered Eligible Options, you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to KLA-Tencor while you still have the right to withdraw your tendered options. Withdrawals may not be rescinded, and any Eligible Options withdrawn will thereafter be deemed not to have been properly tendered for purposes of the Offer, unless the withdrawn options are properly re-tendered prior to the Expiration Date by following the tendering procedures described above.

KLA-Tencor will not accept any alternative, conditional or contingent tenders. All person tendering Eligible Options shall, by execution of this Letter of Transmittal (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2. Tenders. If you intend to tender your Eligible Options pursuant to the Offer, you must complete the table on the cover page of the Letter of Transmittal and follow the procedures described in Instruction 1. If you decide to tender one or more Eligible Options, you must tender the entire portion of each such option that is subject to the Offer.

3.	Signatures on This Letter of Transmittal. The optionee must sign the Letter of Transmittal.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer document or the Letter of Transmittal, may be directed to Tracy Laboy at (408) 875-7131 or tracy.laboy@kla-tencor.com. Copies will be furnished promptly at KLA-Tencor’s expense.

5. Irregularities. KLA-Tencor will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option. KLA-Tencor will also decide, in its discretion, all questions as to (i) the portion of each option grant that qualifies as an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under the Amended Option, (iii) the number of shares of common stock purchasable under the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Bonus payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the Adjusted Exercise Prices determined for those options and the replacement of those options with New Options. The determination of such matters by KLA-Tencor will be final and binding on all parties. KLA-Tencor reserves the right to reject any or all tenders it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. KLA-Tencor also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular optionee, and KLA-Tencor’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering optionee or waived by KLA-Tencor.

Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as KLA-Tencor shall determine. Neither KLA-Tencor nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on the cover page of the Letter of Transmittal includes options that are not eligible for the Offer, KLA-Tencor will not accept those options for amendment or replacement, but KLA-Tencor does intend to accept for amendment or replacement any properly tendered Eligible Option set forth in that table.

6. Important Tax Information. You should refer to Sections 2 and 15 of the Offer and the “Risks of Participation in the Offer” section of the Offer, which contain important U.S. federal tax information concerning the Offer. You are strongly encouraged to consult with your own tax advisors as to the tax consequences of your participation in the Offer.

7. Copies. You should make a copy of the Letter of Transmittal, after you have completed and signed it, for your records.

IMPORTANT: THE LETTER OF TRANSMITTAL (OR A FACSIMILE COPY) MUST BE RECEIVED BY KLA-

TENCOR BY 11:59 P.M. PACIFIC TIME ON THE EXPIRATION DATE.

May 16, 2007

Dear KLA-Tencor Colleague:

As you are aware, we recently conducted a thorough investigation of KLA-Tencor’s past option grant practices. As a result of that investigation, the Company has determined that one or more options was retroactively priced in that the exercise price currently in effect for that option was based on the fair market value per share of KLA-Tencor common stock on a date earlier than the date on which that option was actually granted. Section 409A of the Internal Revenue Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. KLA-Tencor has decided to offer eligible persons holding options that may be potentially subject to Section 409A the opportunity to amend or replace each such option in order to avoid any potential adverse tax consequences under Section 409A. You are receiving this letter because you hold one or more affected options.

If you want to participate in the offer, you must complete, sign, date and return the enclosed Letter of Transmittal by 11:59 p.m. Pacific Time on June 14, 2007. A link to the Offer to Amend or Replace Eligible Options document (the “Offer Document”) that contains the details of the offer has been emailed to you and will also be available on the Company intranet at

http://ca1blwssfe01:38681/corp/hr/hronline/finances/stock_grants/Stock%20Grants%20Documents%20and%20Forms/TO2.pdf, or the Offer Document can be requested from Tracy Laboy at (408) 875-7131 or tracy.laboy@kla-tencor.com.

This package contains a personalized Letter of Transmittal that summarizes the affected options that you currently hold, including information relating to the number of shares subject to each affected option, the current exercise price per share in effect for that option, the actual grant date for that option and the fair market value of KLA-Tencor’s common stock on the actual grant date. Participation in the offer is completely voluntary and you are not required to tender any of your affected options for amendment or replacement. However, if you elect not to tender your affected options, you will be solely responsible for any adverse tax consequences that may arise under Section 409A.

As discussed in greater detail in the Offer Document, if you tender an affected option that is amended pursuant to the offer, the current exercise price in effect for that option will be increased to the lower of (i) the fair market value per share of the Company’s common stock on the actual date on which that option was granted and (ii) the closing price per share of such common stock on the date on which the option is amended. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the offer. No other changes will be made to your affected option. Accordingly, each amended option will otherwise continue to be subject to the same vesting schedule, exercise period, expiration date and other terms and conditions as in effect for that option immediately prior to the amendment. In addition, each individual whose affected options are so amended will become entitled to a special cash bonus from the Company. The amount of the cash bonus payable with respect to each such amended option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price currently in effect for that option by (ii) the number of shares of KLA-Tencor common stock purchasable under that option at the Adjusted Exercise Price. The cash bonus will be paid on the Company’s first regularly-scheduled payroll date after January 1, 2008, which is scheduled to be January 10, 2008. The payment will be subject to the Company’s collection of all applicable withholding taxes and other payments required to be withheld by the Company. The cash bonus will be paid whether or not an individual remains in the Company’s employ through the payment date.

However, if the Adjusted Exercise Price so determined would be the same or lower than the exercise price per share currently in effect for an affected option, then that option will, on the Amendment Date, instead be canceled and immediately replaced with a new option that is exactly the same as the canceled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. The cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an affected option whose current exercise price is not increased.

If you wish to participate in the offer, you must return your completed, signed Letter of Transmittal by mail, courier, hand delivery or facsimile to:

KLA-Tencor Corporation

160 Rio Robles

San Jose, California 95134

Attn: Tracy Laboy

Facsimile: (408) 875-6677

We must receive your completed and executed Letter of Transmittal by 11:59 p.m. Pacific Time on June 14, 2007. If we extend the offer beyond that time, you must deliver your completed and signed Letter of Transmittal before the extended expiration date of the offer.

If you decide to return the Letter of Transmittal by mail, we recommend using certified mail with return receipt requested. We intend to confirm the receipt of your Letter of Transmittal within two business days after receipt. The confirmation will be sent to your KLA-Tencor email address.

Please note that if you elect to tender one or more of your options for amendment or replacement, you must sign and date pages 1 and 3 of the Letter of Transmittal and return the entire document to us.

You are solely responsible for deciding whether or not to participate in the offer and for making sure that you properly complete and sign your Letter of Transmittal and that we receive it by 11:59 p.m. Pacific Time on June 14, 2007. Please allow sufficient time to ensure that we receive your Letter of Transmittal before the deadline. If we receive your Letter of Transmittal after the deadline or you do not properly complete the Letter of Transmittal, your Letter of Transmittal will be rejected, and your affected options will not be amended or replaced pursuant to the offer.

Please go to the following KLA-Tencor intranet site to access the Offer Document:

http://ca1blwssfe01:38681/corp/hr/hronline/finances/stock_grants/Stock%20Grants%20Documents%20and%20Forms/TO2.pdf

If you have any questions, you may contact Tracy Laboy at (408) 875-7131 or tracy.laboy@kla-tencor.com.

KLA-TENCOR CORPORATION